EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Theresa M. Wasko, Treasurer and Chief Financial Officer
Telephone Number:	610-965-5959
E-mail:	twasko@eastpennbank.com

EAST PENN FINANCIAL CORPORATION
ANNOUNCES SECOND QUARTER EARNINGS

(July 23, 2007) – EMMAUS, PA - East Penn Financial Corporation (NASDAQ Capital Market: EPEN) reported net income of $1,690,000 for the six months ended June 30, 2007, an increase of 0.7% over net income of $1,679,000 for the six months ended June 30, 2006.  Diluted earnings per share were $0.27 per share for the first six months of 2007 and 2006.  For the second quarter ended June 30, 2007, East Penn’s net income was $792,000 as compared with $849,000 for the second quarter of 2006, a decline of 6.7%.  The decrease in earnings was primarily attributable to expenses incurred as a result of the impending merger of East Penn Financial Corporation and its subsidiary with Harleysville National Corporation.  On May 16, 2007, a joint press release was issued announcing the signing of a definitive agreement, dated as of May 15, 2007, for East Penn Financial Corporation and its wholly owned subsidiary, East Penn Bank, to merge with and into Harleysville National Corporation.  On a year to date basis, the Company recorded $258,000 (or $190,000 after tax) in merger related expenses, of which $212,000 (or $188,000 after tax) of those expenses were recorded in the second quarter.

Brent L. Peters, Chairman of the Board, President and Chief Executive Officer, commented: “We are very pleased with our performance despite the persistence of the unfavorable interest rate environment.  Excluding the impact of the merger related expenses from our operating results, net income for the first six months of 2007 would have been $1,880,000, or 12.0% ahead of net income for the first six months of 2006 and $980,000 for the second quarter of 2007, or 15.4% ahead of net income for the second quarter of 2006.  Our financial results for this year continue to demonstrate our continued efforts to focus on our core banking business, improve our efficiency and safeguard asset quality.”

The balance sheet continues to grow with assets increasing 4.8% to $443.6 million as of June 30, 2007 from $423.3 million as of June 30, 2006.  Despite competitive pressures, asset growth was attributable to loan growth of 8%, which was primarily funded from deposit and cash management account growth of 7.7%.  This growth was achieved even with the Bank’s payment of a $5 million borrowing that matured during 2007.  In addition, the Bank remains steadfast in maintaining the quality of its assets.  Non-performing assets were 0.49% of total assets at June 30, 2007 as compared with 0.23% at June 30, 2006.  This increase was attributable to the placement of one secured commercial loan on non-accrual.  Net charge-offs as a percentage of average loans declined to 0.02% for the second quarter of 2007 as compared with 0.03% for the second quarter of 2006.

The net interest margin for the quarter ended June 30, 2007 was 3.42%, representing a 33 basis point decrease as compared with the net interest margin of 3.75% for the quarter ended June 30, 2006.  In comparing the first and second quarters of 2007, the margin compression slowed where the net interest margin decreased one basis point from 3.43% at March 31, 2007.  Nonetheless, the Company has experienced net interest margin compression as competitive deposit pricing has increased funding costs faster then earning asset yields have grown.

Other income increased $95,000, or 16.8% in the second quarter of 2007 as compared with the same period in 2006.  There were no unusual transactions that contributed to this increase.  Rather it is attributable to increases in other income generated from core banking services.

For the three months ended June 30, 2007, other expenses increased $227,000, or 8.3%, to $2,946,000 compared to $2,719,000 for the three months ended June 30, 2006.  The increase resulted primarily from recording expenses incurred as a result of the impending merger.

East Penn Financial Corporation is a locally owned and managed bank holding company headquartered in Emmaus, Pennsylvania.  Its principal banking subsidiary is East Penn Bank, a community bank that has been serving the Lehigh Valley through its nine branch locations.

Additional information about East Penn Financial Corporation is available on its website at www.eastpennbank.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in East Penn Financial Corporation’s filings with the Securities and Exchange Commission.

East Penn Financial Corporation
Consolidated Selected Financial Information
	June 30,
(in thousands, except share data)	2007	2006
	(Unaudited)
Balance Sheet Data:
Total assets	$443,551	$423,272
Securities available for sale	65,683	69,424
Mortgages held for sale	135	391
Total loans (net of unearned discount)	337,109	312,093
Allowance for loan losses	(3,343)	(3,205)
Premises and equipment, net	9,415	10,094

Non-interest bearing deposits	48,983	49,662
Interest bearing deposits	328,845	305,304
Total deposits	377,828	354,966
Federal funds purchased and securities
sold under agreements to repurchase	10,602	5,575
Other borrowings	19,000	30,000
Junior subordinated debentures	8,248	8,248
Stockholders' equity	25,543	22,854
Common shares outstanding	6,310,474	6,304,262
Book value per share	$4.05	$3.63

	Three Months		Six Months
	Ended June 30,		Ended June 30,
(in thousands, except share data)	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Statement of Income Data:
Total interest income	$6,437	$5,742	$12,777	$11,284
Total interest expense	3,142	2,410	6,243	4,656
Net interest income	3,295	3,332	6,534	6,628
Provision for loan losses	90	119	135	209
Net interest income after provision	3,205	3,213	6,399	6,419
Other income	662	567	1,240	1,210
Other expenses	2,946	2,719	5,622	5,520

Net income before taxes	921	1,061	2,017	2,109
Income tax expense	129	212	327	430

Net income	$792	$849	$1,690	$1,679

Basic earnings per share (1)	$0.13	$0.13	$0.27	$0.27
Diluted earnings per share (2)	$0.12	$0.13	$0.27	$0.27
Cash dividends per common share	$0.00	$0.00	$0.12	$0.11

	Six Months
	Ended June 30,
	2007	2006
	(Unaudited)	(Unaudited)
Selected Financial Ratios:
Annualized return on average equity	13.48%	14.94%
Annualized return on average assets	0.77%	0.84%
Net interest margin (3)	3.42%	3.76%
Efficiency ratios:
Operating expenses as a percentage of revenues (3)	2.57%	2.76%
Operating expenses as a percentage of average assets	65.72%	66.82%
Tier 1 leverage capital	7.84%	8.04%
Net loans (4) as a percent of deposits	89.22%	87.92%
Average equity to average assets	5.73%	5.62%

Selected Asset Quality Ratios:
Allowance for loan losses / Total loans (4)	0.99%	1.03%
Allowance for loan losses /
Non-performing assets (5)	154.13%	330.07%
Non-accrual loans / Total loans (4)	0.27%	0.18%
Non-performing assets (5) / Total assets	0.49%	0.23%
Net charge-offs / Average loans (4)	0.02%	0.03%

(1) Based upon the weighted average number of shares of common stock outstanding for the applicable periods.
(2) Based upon the weighted average number of shares plus dilutive potential common share equivalents outstanding for the applicable periods.
(3) Calculated on a fully tax-equivalent basis.
(4) The term “loans” includes loans held in the portfolio, including non-accruing loans, and excludes loans held for sale.
(5) Includes non-accrual loans.